WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

SPECTRAL CAPITAL CORPORATION

The undersigned, being the members of the Board of Directors of SPECTRAL CAPITAL CORPORATION, a Nevada corporation (the “Company”), do hereby adopt the following resolutions effective as of the date hereof (the “Written Consent”).

WHEREAS, the Board of Directors believes it is in the best interest of the shareholders of the Company to complete the acquisition of certain assets pursuant to the Asset Purchase Agreement dated October 15, 2025 between the Company and Eliznikcomp OÜ (the “Asset Purchase Agreement”);

WHEREAS, the Board of Directors further believes it is in the best interest of the Company to conduct a private placement of up to 1,000,000 shares of common stock at a price of $1.30 per share pursuant to the Subscription Agreement attached hereto (the “Private Placement”);

WHEREAS, the Board of Directors has reviewed the terms of the Asset Purchase Agreement and the Private Placement and determined that approval of both transactions is advisable and in the best interests of the Company and its shareholders;

NOW, THEREFORE, LET IT BE RESOLVED:

RESOLVED, that the Company hereby approves and authorizes the execution, delivery, and performance of the Asset Purchase Agreement between the Company and Eliznikcomp OÜ for the acquisition of twenty-one (21) patentable innovations and related intellectual property as described therein, in exchange for the issuance of Nine Million (9,000,000) shares of common stock of the Company;

RESOLVED, that the Company hereby approves and authorizes the offering and sale of up to One Million (1,000,000) shares of common stock of the Company at a price of $1.30 per share pursuant to the Private Placement and the Subscription Agreement;

RESOLVED, that the officers of the Company, and each of them, be, and hereby are, authorized and directed to take all such further actions, and to execute and deliver all such agreements, certificates, instruments, and documents, in the name and on behalf of the Company, and to pay or cause to be paid all expenses as they deem necessary, desirable, or appropriate to consummate the transactions contemplated by the foregoing resolutions;

RESOLVED, that this Written Consent of the Board of Directors shall be added to the corporate records of the Company and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors of the Company.

By their signatures below, the Board of Directors hereby consents to and approves these resolutions effective as of October 15, 2025.

By its Board of Directors SPECTRAL CAPITAL CORPORATION

By:
Name: Jenifer Osterwalder, Director

By:
Name: Jeff Chong, Director

By:
Name: Mike Turner, Director